EXCELERATE ENERGY, INC.

LONG-TERM INCENTIVE PLAN

NOTICE OF GRANT OF AWARD OF

PERFORMANCE STOCK UNITS

(Absolute TSR)

Notice of Grant

Excelerate Energy, Inc. (the “Company”) hereby grants to the Participant named below the number of performance-based restricted stock units specified below (the “Award” or the “Performance Stock Units”). Each Performance Stock Unit represents the right to receive one share of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), upon the terms and subject to the conditions set forth in this Grant Notice, the Excelerate Energy, Inc. Long-Term Incentive Plan (the “Plan”) and the Performance Stock Unit Award Agreement (the “Award Agreement”) promulgated under such Plan, each as amended from time to time. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Award Agreement.

Participant Name:

Grant Date:

Target Number of

Performance Stock Units

(“Target Shares”):

Vesting Schedule: Provided that the Participant has not experienced a Termination of Employment from the Grant Date through the applicable vesting date, from 0% to 200% of the Target Shares shall vest as determined following completion of the Performance Period in accordance with the performance-vesting provisions contained in Exhibit A to the Award Agreement and the other terms and conditions contained in the Award Agreement.

Agreements

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms of the Plan and the Award Agreement, which are attached hereto and incorporated herein by this reference. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan or the Award Agreement, as the case may be.

You further acknowledge that your rights to any Performance Stock Units will be earned and become vested only as you provide services to the Company over time, subject to the attainment of the performance-vesting provisions contained in Exhibit A to the Award Agreement, that the grant of this Award is not consideration for service you rendered to the Company prior to the Grant Date, and that nothing herein or in the attached documents confers upon you any right to continue your employment or other service relationship with the Company or any Affiliate or Subsidiary for any period of time, nor does it interfere in any way with your right or the Company’s (or any Affiliate’s or Subsidiary’s) right to terminate that relationship at any time, for any reason or no reason, with or without Cause, and with or without advance notice, except as may be required by the terms of any employment or service agreement, offer letter, severance agreement, or any other agreement between the Participant and the Company or any Affiliate or Subsidiary (such agreement, a “Separate Agreement”) or in compliance with governing public law.

“COMPANY” Excelerate Energy, Inc. Name: Title:	“PARTICIPANT” Name Signature Address Address

EXCELERATE ENERGY, INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Award Agreement is made and entered into by and between Excelerate Energy, Inc., a Delaware corporation (“Company”), and the Participant identified in the Notice of Grant of Award of Performance Stock Units (“Grant Notice”) which is attached hereto (the “Participant”).

1. Grant of Performance Stock Units. The Company hereby grants to the Participant named in the Grant Notice an award of Performance Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which are incorporated herein by reference. Performance Stock Units issued pursuant to a Grant Notice and this Award Agreement are referred to in this Agreement as “Performance Stock Units” or “PSUs.”

2. Vesting of Award; Settlement.

(a) Vesting. The Performance Stock Units shall become earned and vest, if at all, based upon the achievement of one or more predetermined performance goals, as outlined in Exhibit A (the “Performance Goal”), over the period specified on Exhibit A over which attainment of the Performance Goal is to be measured (the “Performance Period”). Performance Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested PSUs.”

(b) Company’s Obligation to Pay; Settlement. Each Performance Stock Unit represents the right to receive payment as soon as practicable following, and in all events within 2 ½ months following, the earlier of (i) any applicable accelerated vesting date set forth in Section 3 below and (ii) the date on which the Committee certifies the attained level of the Performance Goal (the “Certification Date”), in the form of one share of the Company’s Common Stock (each, a “Share” and collectively, the “Shares”). The Participant will have no right of payment of any Shares until such date. Prior to the actual payment of a Share on any Performance Stock Unit, such Performance Stock Unit will represent an unsecured obligation of the Company, for which there is no trust and no obligation other than to issue Shares as contemplated by this Award Agreement and the Plan.

3. Accelerated Vesting; Forfeiture. Except as set forth in this Section 3, upon the Participant’s Termination of Employment prior to the Certification Date, any then Unvested PSUs held by the Participant shall be forfeited and canceled as of the date of such termination.

(a) Death; Disability. If the Participant’s Termination of Employment is by reason of death or Disability, any Unvested PSUs shall accelerate and vest in full at the Target Share level, effective as of the date of such Termination of Employment.

(b) CIC Termination. If the Participant’s Termination of Employment is by the Company without Cause or by the Participant for Good Reason and, in either case such Termination of Employment occurs within the period commencing on the date a Change in Control is consummated and ending on the 24-month anniversary thereof (a “CIC Termination”), all then Unvested PSUs shall accelerate and vest in full with the Performance Goals deemed achieved at the greater of (i) the Target Share level and (ii) the level at which the Performance Goals were attained treating the date of the Change in Control as the last day of the Performance Period. As used herein, “Good Reason” has the meaning given to such term in the Excelerate Energy, Inc. Change in Control Severance Plan.

(c) Cause Termination. If the Participant’s Termination of Employment is as a result of a termination by the Company for Cause, all outstanding Performance Stock Units that have not yet been settled, whether vested or Unvested, shall be immediately forfeited and canceled as of the date of such termination.

4. Restrictions on Resales. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued pursuant to the vested PSUs, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5. Rights as a Stockholder. The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any PSUs unless and until Shares settled for such PSUs shall have been issued by the Company to the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Notwithstanding the foregoing, from and after the Grant Date and until the earlier of (a) the time when the PSUs are settled in accordance with the terms hereof or (b) the time when the Participant’s right to receive Shares upon payment of PSUs is forfeited, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall be entitled to a dividend equivalent which shall be paid, in the form of a cash accrual on a bookkeeping account. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited and at the same time as the PSUs to which the dividend equivalents were credited.

6. Withholding Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant, vesting or settlement of the PSUs. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the settlement of PSUs from any amounts payable by it to the Participant (including, without limitation, withholding Shares otherwise issuable under the Award or any other future cash wages).

7. Non-Transferability of Award. The Participant understands, acknowledges and agrees that, except as otherwise provided in the Plan or as permitted by the Board, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution.

8. Other Agreements Superseded. The Grant Notice, this Award Agreement, the Plan and any Separate Agreement, if applicable, constitute the entire understanding between the Participant and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

9. Limitation in Interest in Shares Subject to Performance Stock Units. Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any Shares allocated or reserved for the purpose of the Plan or subject to the Grant Notice or this Award Agreement except as to such Shares, if any, as shall have been issued to such person in connection with the Award. Nothing in the Plan, in the Grant Notice, this Award Agreement or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s (or any Affiliate’s or Subsidiary’s) right to terminate the Participant’s employment or other service at any time for any reason.

10. No Liability of Company. The Company and any Affiliate or Subsidiary which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt or settlement of any Performance Stock Units granted hereunder.

11. General.

(a) Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

(b) Governing Law. This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law.

(c) Electronic Delivery. By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Affiliates or Subsidiaries, the Plan, the Award and the Shares via Company web site or other electronic delivery.

(d) Notices. Any notice required or permitted to be delivered under this Award Agreement shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, or (iii) the business day following deposit with a reputable overnight courier (or the second business day following deposit in the case of an international delivery). Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company. The recipient may acknowledge actual receipt at a time earlier than the deemed receipt set forth herein or by a means other than that set forth herein.

(e) Successors/Assigns. This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(f) Severability. If one or more provisions of this Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Award Agreement, and the balance of the Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The parties agree to replace such illegal, void, invalid or unenforceable provision of this Award Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

(g) Section 409A. This Award Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall, as applicable, comply with or be exempt from the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Award

Agreement shall be interpreted to the fullest extent possible to reflect and implement such intent. Notwithstanding anything in this Award Agreement to the contrary and to the extent the payments and benefits set forth herein are subject to Code Section 409A, a Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Award Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision in this Award Agreement to the contrary, if on his or her Termination of Employment, the Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon such Termination of Employment that constitute a “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Participant on the earlier of a date within 10 days after the date that is six (6) months after the Participant’s separation from service or, if earlier, the date of the Participant’s death.

(h) Clawback/Recoupment. The PSUs granted under this Agreement, and any Shares issued or other payments made in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation including, but not limited to, the Company’s Dodd-Frank Clawback policy, designed to comply with the requirements of Rule 10D-1 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the Company’s Clawback and Forfeiture Policy, as well as any recoupment provisions required under applicable law. By accepting the grant of PSUs under this Agreement, the Participant acknowledges, agrees and consents to the Company’s application, implementation and enforcement of (a) such recoupment policies with respect to all covered compensation received or to be received by the Participant, to the extent applicable, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate such recoupment policies (as applicable to the Participant) or applicable law without further consent or action being required by Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any Subsidiary or Affiliate in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

EXHIBIT A

PERFORMANCE GOALS AND PERFORMANCE PERIOD

1.
From 0% to 200% of the PSUs shall vest, if at all, as set forth below based on the Company’s annualized absolute total shareholder return TSR, expressed as a percentage over the three-year period beginning January 1, 2025 and ending December 31, 2027 (the “Performance Period”).

On the Certification Date, the Committee shall determine the Company’s performance goal achievement and the associated number of PSUs earned hereunder by multiplying the Target Shares granted hereunder by the applicable payout percentage determined in accordance with the following schedule (with straight-line interpolation for any attained percentile within two designated percentile levels):

Annualized Absolute TSR	Payout % of Target Shares Allocated as Absolute TSR PSUs
Less than 5%	0%
5%	50%
10%	100%
15% or better	200%

2.
For purposes of this Exhibit A, “TSR” shall be determined pursuant to the following formula:

TSR = (Ending Stock Price* - Beginning Stock Price**) + Reinvested Dividends*** Beginning Stock Price**

* Ending Stock Price is the average daily closing price per share of the issuer’s common stock for the last twenty (20) consecutive trading days of the Performance Period.

** Beginning Stock Price is the average daily closing price per share of the issuer’s common stock for the twenty (20) consecutive trading days immediately preceding the commencement of the Performance Period.

*** Reinvested Dividends shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share of the issuer’s common stock on the applicable dividend payment date by (ii) the average daily closing price per share of the issuer’s common stock for the last twenty (20) consecutive trading days of the Performance Period.

Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

If the Company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), the Company’s TSR will be adjusted accordingly.